POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, ROBERT A. WALDO, hereinafter referred to as "Principal", has made, constituted, and appointed, and by these presents does make, constitute and appoint TAMARA R. SLOAN, hereinafter referred to as "Attorney", whether one or more than one acting jointly, the true and lawful attorney for Principal and in the name, place and stead of Principal to do or perform any act which a Principal may lawfully do or perform through any attorney-in-fact, such power to be limited to the following:

To execute, on Principal's behalf, Forms 3, 4 and 5, and to file such forms with the Securities and Exchange Commission and such other regulating organizations or governmental agencies as may be required and to obtain and maintain any filing codes related to filing of the same with respect to all BOK Financial Corporation stock ownership.

HEREBY GIVING AND GRANTING UNTO ATTORNEY, full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully and to all intents and purposes as Principal might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that Attorney may do as it relates solely to the power enumerated above.

This Power of Attorney may be revoked by Principal by an instrument in writing signed by Principal.

IN WITNESS WHEREOF, I have hereunto set my hand this 31st day of January, 2025.


                    By /s/ Robert A. Waldo
                    ROBERT A. WALDO

State of Oklahoma

County of Tulsa

     This Power of Attorney was acknowledged before me on this 31st day of January, 2025 by Robert A. Waldo, Individually.

[SEAL]

                    /s/ Jeana Cook
                    Notary Public

                    My commission expires 04/21/2027
                    My commission number 11003680